Exhibit 99.1

Tri-S Security Corporation Announces 9.6% Increase in Q1 2005 Revenues

ATLANTA–(BUSINESS WIRE)–May 11, 2005–Tri-S Security Corporation (Nasdaq:TRIS)(Nasdaq:TRISW):

• Currently cash flow positive

• Increase in operating margins

• Decrease in interest expense as a result of IPO

Tri-S Security Corporation (Nasdaq:TRIS) (Nasdaq:TRISW), a provider of contract guard services to various Federal government agencies pursuant to long-term contracts, announced today its financial results for the quarter ended March 31, 2005.

Revenue for the quarter ended March 31, 2005 increased $696,000 to $7.9 million, or 9.6%, compared to revenue of $7.3 million for the quarter ended March 31, 2004. The increase in revenue was generated primarily from: (i) an additional contract which commenced operations on October 1, 2004; (ii) additional services requested by the Federal Emergency Management Agency under a contract that the company manages for the Department of Homeland Security; and (iii) permitted additional revenues from current contracts resulting from additional services provided.

Loss from operations for the quarter ended March 31, 2005 was ($330,000) compared to income from operations for the quarter ended March 31, 2004 of $122,000. This decrease primarily resulted from expenses incurred in connection with the company’s recent initial public offering and the expansion of the company’s corporate office. Further, the company is currently negotiating with the Department of Homeland Security to recover certain costs incurred in prior years that the company believes should be paid pursuant to the terms of existing contracts.

Interest expense increased $180,000 to $390,000 for the quarter ended March 31, 2005 compared to interest expense of $210,000 for the quarter ended March 31, 2004. Interest expense is almost entirely related to the company’s acquisition of Paragon Systems, Inc. in February 2004. In February 2005, the company completed its initial public offering and received proceeds therefrom before expenses of $11.1 million. The company used these proceeds to repay the notes the company issued to the former shareholders of Paragon Systems in connection with the acquisition and to reduce the outstanding obligation to the company’s factor. The company believes that repaying the notes and reducing the obligation to the company’s factor will significantly reduce interest expense in future periods.

Ronald Farrell, Chairman and Chief Executive Officer of the company, said, “I am pleased with our first quarter results and that we are currently cash flow positive. Our margins have improved as a result of our continued efforts to renegotiate contracts, resulting in more favorable terms. We have decreased our interest expense as a result of our recent initial public offering.” Mr. Farrell added, “The distributions from our interest in Army Fleet Support, LLC are ahead of our projections, and we continually strive to make effective reductions to our selling, general and administrative expenses.”

Working Capital and Liquidity:

The company’s current financial condition has been significantly enhanced as a result of:

•  The successful completion of the initial public offering in February 2005 in which the company realized proceeds before expenses of $11.1 million. After repaying the notes held by the former shareholders of Paragon Systems and paying the costs of the initial public offering, the company retained approximately $1.8 million to fund working capital expenses, reduce other debt obligations, expand operations and use for general corporate purposes.

•  The company received an aggregate of $709,000 in cash distributions from its investment in Army Fleet Support during January and April 2005. The company anticipates receiving additional quarterly distributions from Army Fleet Support. The company intends to use these cash distributions to make acquisitions, meet income tax obligations resulting from the conversion of Paragon Systems from an “S” corporation to a “C” corporation for income tax purposes and use for general corporate purposes.

•  On April 30, 2005, the company executed a new agreement with its factor which the company believes will significantly reduce the cost of funds provided by the factor for working capital purposes. The company believes that the terms of the new agreement and reduced borrowing from the factor will reduce interest expense by approximately $450,000 for 2005 as compared with interest expense for 2004.

About Tri-S Corporation

Tri-S Security Corporation provides contract guard services to Federal government agencies pursuant to long term contracts. These guard services include providing uniformed and armed guards for access control, personnel protection, plant security, theft prevention, surveillance, vehicular and foot patrol, crowd control and prevention of sabotage, terrorist and criminal activities. In connection with providing these services, we assume responsibility for a variety of functions, including recruiting, hiring, training and supervising security guards deployed to the Federal agencies we serve. We strive to continually improve the protection we provide for their personnel, programs, resources and facilities.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the Federal securities laws. Forward-looking statements are commonly identified by such terms and phrases as “should”, “expects”, “plans”, “anticipates”, “believes”, “estimates”, “projects”, and other terms with similar meaning indicating potential impact on our business. Although we believe that the assumptions upon which such forward looking statements are based are reasonable, we can give no assurance that these assumptions will prove to be correct. Important factors that could cause actual results to differ materially from our projections and expectations are disclosed in our filings with the Securities and Exchange Commission, including the “Risk Factors” section set forth in our Annual Report on Form 10-K for the year ended December 31, 2004. All forward-looking statements in this press release are expressly qualified by such cautionary statements and by reference to their underlying assumptions. We do not undertake to publicly update the forward-looking statements contained herein to conform to actual results or changes in our expectations, whether as a result of new information, future events or otherwise. You may obtain and review our filings with the Securities and Exchange Commissions by visiting http://www.sec.gov.

Tri-S Security Corporation and Subsidiary

Balance Sheets

Unaudited

(In thousands, except per share data)

	March 31, 2005	December 31, 2004

Assets
Current assets:
Cash and cash equivalents	$1,853	$313
Trade accounts receivable, net	4,782	5,312
Deferred initial public offering costs	—	633
Deferred income taxes	200	200
Prepaid expenses and other assets	974	178
Total current assets	7,809	6,636

Property and equipment, less accumulated depreciation	262	325
Note receivable - officer	102	100
Investment in joint venture	6,265	6,665
Investment in government contracts, net	1,073	1,172
Non compete agreements, net	304	318
Deferred loan cost, net	—	18
Goodwill	7,747	7,747
Total assets	$23,562	$22,981

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Trade accounts payable	$139	$351
Accrued salaries	1,022	774
Payroll and payroll withholding taxes	295	347
Accrued vacation	682	612
Accrued interest expense	—	316
Accrued interest on preferred stock subject to mandatory redemption	25	250
Other accrued expenses	1,275	689
Income taxes payable	572	212
Short-term notes payable	1,736	10,798
Current portion of capital lease obligations	92	91
Total current liabilities	5,838	14,440

Other liabilities:
Capital lease obligations, less current portion	78	103
Income taxes payable	704	1,056
Deferred income taxes	2,381	2,663
Series C preferred stock subject to mandatory redemption	6,000	6,000
Total liabilities	15,001	24,262

Stockholders’ equity (deficit):
Preferred stock, $1.00 par value, 10,000,000 shares authorized
Series A convertible preferred stock 100,000 shares issued and outstanding	—	460
Series B convertible preferred stock, 40,000 shares issued and outstanding	—	196
Common stock, $0.001 par value, 25,000,000 shares authorized, 3,285,000 and 827,832 shares issued and outstanding at March 31, 2004 and December 31, 2005, respectively	3	1
Additional paid-in capital	11,050	115
Retained earnings (deficit)	(2,492)	(2,053)
Total stockholders’ equity (deficit)	8,561	(1,281)

Total liabilities and stockholders’ equity (deficit)	$23,562	$22,981

Tri-S Security Corporation and Subsidiary

Statements of Operations

Unaudited

(In thousands, except per share data)

	Three Months Ended March 31, 2005	Three Months Ended March 31, 2004 (1)

Revenues	$7,979	$7,283

Cost of revenues:
Direct labor	4,216	3,745
Indirect labor and labor related costs	3,002	2,612
Other contract support costs	318	331
Amortization of government contracts	95	30
	7,631	6,718

Gross profit	348	565

Selling, general and administrative	678	443
Operating income (loss)	(330)	122

Other income (expense):
Interest income	12	1
Interest expense	(315)	(185)
Interest on preferred stock subject to mandatory redemption	(75)	(25)
	(378)	(209)

Income (loss) before income taxes	(708)	(87)

Income tax expense (benefit)	(269)	16
Net income (loss)	$(439)	$(103)

Pro forma income tax expense (benefit)		(49)

Proforma net income (loss)		$(81)

Basic net income (loss) per common share	$(0.19)	$(0.09)
Diluted net income (loss) per common share	$(0.19)	$(0.09)
Basic weighted average number of common shares	2,358	825
Diluted weighted average number of common shares	2,459	1,262

(1)  Includes 2 months of Paragon Systems, Inc. prior to the acquisition.

Contacts

Tri-S Security Corp., Atlanta

Ronald Farrell, 770-625-4945

or

Investor Awareness

Tony Schor, 847-945-2222

or

BPC Financial Marketing

John Baldissera, 800-368-1217